Exhibit 99.2

Mr. Richard Drexler

Chairman of the Board

Quality Products, Inc.

2222 S. Third Street

Columbus, Ohio

43207

October 21, 2002

Dear Richard:

Please consider this my resignation as President and Chief Executive Officer and as a Director of Quality Products, Inc. effective immediately. I have enjoyed my time at the Company. I wish the Company and in particular, all of the employees at the Company, all of the best in the future.

Sincerely,

/s/ Bruce Weaver

Bruce Weaver